November 23, 2005

[LOGO]                                             [LOGO]
Oilsands Quest, Inc.                               CanWest Petroleum Corporation

                               Financing Agreement

This agreement describes the terms upon which CanWest Petroleum Corporation ("CWPC") has agreed to provide certain financing to Oilsands Quest Inc. (the "Corporation"). All funds in Canadian dollars unless otherwise stated.

The Financing:             CWPC agrees to purchase and the Corporation agrees to
                           issue $15 million of units ("Units") of the Corporation, including Units issued upon the conversion of any amounts advanced pursuant to the Demand Funding Commitment described below and subject to a reduction of Units as a result of the concurrent exercise of warrants, as described below. Each Unit is to consist of one common share and one-half of one non-transferable common share purchase warrant, each whole warrant entitling the holder thereof to purchase one common share at a price of $10.00 for a period of 9 months from the date of issue.

                           At CWPC's election, CWPC may satisfy a portion of its $15 million subscription obligation by the exercise of any warrants held by CWPC at the time of such exercise, in which case the number of Units subscribed for and issued to CWPC shall be reduced by the dollar value paid through the exercise price of the warrants.

Price:                     $6.00 per Unit.

Demand Funding             CWPC hereby commits to provide the Corporation with
Commitment:                up to $2,500,000 million of the $15 million prior to
                           the Closing Date (as defined below) for certain third party costs to be incurred for the phase two exploration program and out-of-pocket-costs related to this transaction, on the basis of the budget attached hereto (the "Budget") and provided that assumptions underlying the Budget remain valid (the
                           "Demand Funding Commitment").

                           The Corporation may draw upon such Demand Funding Commitment by providing written notice to CWPC of the funding amount required, on the following basis: (a) up to $160,000 shall be payable upon written notice delivered anytime following signing of this Financing Agreement; (b) up to an additional $720,000 shall be payable upon written notice delivered anytime on or after December 1, 2005; (c) up to an additional $1,415,000 shall be payable upon written notice delivered anytime on or after January 1, 2006; and
                           (d) up to $205,000 shall be payable upon written notice delivered anytime after January 1, 2006. Upon receipt of such notice, CWPC shall provide the funding within three business days (in Vancouver and Calgary), such investment to be released to the Corporation in exchange for certificates representing the common shares and warrants comprising the Units, all in form and substance satisfactory to the parties and their respective counsel. All written notices to CWPC hereunder shall be delivered to the attention of George Orr at CWPC by fax and email to (604) 606-7980 and george@sweetwatercapital.net, with a copy to the attention of Craig Hoskins at Macleod Dixon LLP at
                           (403) 264-5973 and craig.hoskins@macleoddixon.com.

Use of Proceeds:           The net proceeds from the financing will be used to
                           carry out the phase two exploration and evaluation program on the Corporation's lands and for general corporate purposes in accordance with the Budget. The final Budget for the phase two exploration program will be approved by the board of directors of the Corporation prior to the Closing Date.

Closing Date:              On or before January 31, 2006 (the "Closing Date").

Agent & Legal Counsel:     No agent has been appointed for this financing. Each
                           of the parties hereto hereby represents and warrants to the other that such party has not incurred any obligation for any broker's or finder's fee or commission payable as a result of the transactions contemplated hereby.

                           Tingle Merrett LLP will act as the Corporation's counsel and Macleod Dixon llp will act as CWPC's counsel.

ROFO and Standstill:       The parties acknowledge and agree that this financing
                           does not trigger any obligations under the Right of First Offer Letter Agreement dated November 12, 2004 between CWPC and the Corporation ("ROFO Agreement") and the transactions contemplated hereby do not constitute a "Subsequent Financing", as defined under the ROFO Agreement.

                           Until the Closing Date, the Corporation shall not commence any other financing activity and shall not, directly or indirectly, through any director, officer, employee, lawyer, agent, representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss or accept any proposal of any other person or entity relating to the acquisition of the Corporation, or any of its shares, assets or business, or any other transaction which would result in the issuance of shares of the Corporation or a change of control or ownership of the Corporation. The Corporation agrees to (i) immediately notify CWPC if the Corporation any of its directors, officers, employees, lawyers, agents, representatives or otherwise receives any indications of interest, requests for information or offers in respect of any such proposal; and (ii) provide full details to CWPC of the terms of any such indication, request or proposal

Termination:               This agreement may be terminated: (i) by mutual
                           written consent of the parties; or (ii) by either party upon a breach of any material provision hereof by the other party, provided, however, that the termination of this agreement shall not affect the liability of any party for breach by such party of any of the provisions prior to such termination. Upon such termination, none of the provisions of this agreement shall survive, except the provisions set forth under "Disclosure" and "Subsequent Financing", which shall survive such termination as binding obligations of all parties hereto. For greater certainty, failure by CWPC to fund in accordance with the terms of the Demand Funding Commitment shall be considered a material breach of this agreement, but failure by CWPC to fund the full $15 million on the Closing Date shall not be considered to be a breach of this Agreement. The commitment of CWPC to fund any amounts in excess of the Demand Funding Commitment is conditional on the extent to which CWPC has arranged sufficient financing to support all or part of this commitment and the Corporation shall accept at Closing the subscription by CWPC for amounts up to and including $15 million (including the Demand
                           Funding Commitment).

Subsequent Financing:      Notwithstanding any other provisions herein, in the
                           event that this agreement is terminated by the Corporation in accordance with the "Termination" provisions above, or if CWPC is unable to finance the full $15 million hereunder on or prior to the Closing
                           Date, in either event, the Corporation shall be entitled to undertake a private placement to raise an amount equal to the difference between $15 million and the amount of funding provided hereunder by CWPC calculated as of the date of Termination or the Closing Date, as the case may be (the "Subsequent
                           Private Placement"). The Subsequent Private Placement shall be conducted on such terms as the Corporation sees fit (in the Corporation's sole discretion) and the parties agree that the Subsequent Private
                           Placement shall not trigger any of the provisions of the ROFO Agreement and the Corporation shall not be required to comply with the provisions of the ROFO
                           Agreement in respect of such Subsequent Private
                           Placement. For greater certainty, the Corporation will not be required to provide CWPC with notice of the Subsequent Private Placement, CWPC will not be deemed to have refused to participate in the Subsequent Private Placement, and the ROFO Agreement will remain in full force and effect.

Waiver and Governing Law:  None of the terms and conditions herein may be waived or amended except in writing signed by the party against which such waiver or amendment is sought to be enforced.

                           This agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, without the application of its conflict of law rules that would result in the application of the laws of another jurisdiction.

Disclosure:                Except as and to the extent required by law, existing
                           contractual obligations or the rules of any stock exchange or similar trading market, without the prior written consent of the other party hereto, no party shall, directly or indirectly, make any public statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions, regarding, a possible transaction between the parties, or any of the terms or other aspects of the transactions proposed in this agreement, and each party shall direct its representatives not to do any of the foregoing without such prior written consent.

Binding Obligations:       Each party hereto acknowledges and agrees that the
                           provisions hereof are intended to, and upon execution will be deemed to, create legally binding obligations between the parties hereto.

Please sign this agreement in the space provided below to confirm the mutual agreements set forth in this agreement and return a signed copy to the undersigned by November 25, 2005. If a fully-signed copy of this agreement is not received by November 25, 2005, this agreement will be void in its entirety and of no force or effect. This agreement may be executed in separate counterparts, and the executed counterparts shall together constitute one instrument and have the same force and effect as if all of the parties had executed the same instrument.

Very truly yours,

CANWEST PETROLEUM CORPORATION


By:
   ---------------------------------------
   Thornton Donaldson, President

Acknowledged and agreed as of November __, 2005:

OILSANDS QUEST INC.


By:
   ---------------------------------------
   Christopher H. Hopkins, President & CEO

                                    "BUDGET"

Total Exploration Budget for Phase Two:                 $15,000,000
                                                        -----------

Summary below is a funding requirement of the Program prior to Closing Date.

Oilsands Quest Inc.

Field Budget Winter Program & Transaction Costs

                                                           2005                          2006
Field Budget                                             November        December       January           Totals
------------                                             --------        --------       -------           ------
Planning costs
--------------
Permits and Deposits, Well Licenses                       25,000           5,000           5,000          35,000
Pioneer Land Services                                     15,000          15,000          10,000          40,000
Environmental support                                     25,000          10,000           5,000          40,000

Site Costs (incremental costs only)                                                                           --
-----------------------------------

Fuel and Site preparation consumables                         --          10,000          25,000          35,000
Line Cutting and Crews                                        --          15,000          50,000          65,000
Timberline Construction                                       --         150,000         250,000         400,000
Camp Costs (expansion and incr.)                          15,000          45,000          70,000         130,000
Other Contractors (Water. Sewage, Waste removal)              --          50,000          75,000         125,000
Rig Commitments                                               --          50,000         500,000         550,000
New Camp Deposits                                             --         300,000         300,000         600,000
Contingency / Admin                                           --          50,000          50,000         100,000

Transaction Costs
-----------------
CIBC (work fee and Fairness Opinion)                      50,000              --              --          50,000
Legal (Circular and s/h meeting) est only)                30,000          20,000              --          50,000
Administration                                                                            75,000          75,000
                                                        --------------------------------------------------------
Totals                                                   160,000         720,000       1,415,000       2,295,000
                                                        ========================================================
Cumulative                                               160,000         880,000       2,295,000

Note 1: This is detail previously included in the Needs Assessment and Summary of Planned Expenditures distributed on Sept 8, 2005

Note 2: This expenditure profile does not include any G&A costs required beyond January 2006.

Note 3: If contingency is not used it will be used to cover Admin for February 2006 for OQI